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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

Plan Administrator
Community Shores Bank 401(k) Plan

We consent to the incorporation by reference in the Registration Statement (No. 333-89655) on Form S-8 of Community Shores Bank Corporation, of our report dated May 19, 2006, with respect to the statements of net assets available for benefits of Community Shores Bank 401(k) Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2005 supplemental schedule of assets (held at end of year), which report appears in the December 31, 2005 annual report on Form 11-K of Community Shores Bank 401(k) Plan.



                                                /s/  REHMANN ROBSON


Saginaw, Michigan
June 26, 2006